EXHIBIT 20.1


                                                                  [COMPANY LOGO]


                         MDSI MOBILE DATA SOLUTIONS INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MDSI Mobile Data Solutions Inc. (the "Company") will be held at the Sutton Place Hotel, 845 Burrard Street, Vancouver, British Columbia, on June 27, 2002, at 10:00 a.m. (local time), for the following purposes:

     1.   To receive the Report of the Directors;

     2. To receive the audited Financial Statements of the Company for the fiscal year ended December 31, 2001, together with the report of the auditors thereon;

     3.   To appoint auditors for the ensuing year;

     4.   To elect Directors for the ensuing year;

     5. To consider and, if thought advisable, pass a resolution to approve the 2002 Stock Purchase Plan;

     6. To consider any amendment to or variation of a matter identified in this Notice; and

     7. To transact such further or other business as may properly come before the meeting or any adjournment thereof.

The Annual Report containing the Directors' Report to the Shareholders and the Financial Statements of the Company for the fiscal year ended December 31, 2001, including the auditors' report thereon, to be laid before the meeting, accompany this Notice.

Shareholders who are unable to attend the meeting are requested to complete, date, sign and mail the enclosed form of Proxy in accordance with the instructions set out in the Proxy and in the Management Proxy Circular accompanying this Notice.

DATED at Richmond, British Columbia, this 16th day of May, 2002.

                                BY ORDER OF THE BOARD

                                /s/ Erik Dysthe
                                Erik Dysthe
                                Chairman, President and Chief Executive Officer







================================================================================
If you are a non-registered shareholder of the Company and receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or by the other intermediary. Failure to do so may result in your shares not being eligible to be voted by proxy at the meeting.
================================================================================

                         MDSI MOBILE DATA SOLUTIONS INC.

                            MANAGEMENT PROXY CIRCULAR
                               as at May 16, 2002


SOLICITATION OF PROXIES

This Management Proxy Circular is furnished in connection with the solicitation of proxies by the management of MDSI Mobile Data Solutions Inc. ("MDSI" or the "Company") for the use at the Annual Meeting of Shareholders of the Company to be held on June 27, 2002 (the "Meeting") and any adjournment thereof at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the directors and regular employees of the Company. All costs of solicitation will be borne by the Company.

APPOINTMENT AND REVOCATION OF PROXIES

The individuals named in the accompanying form of proxy are the Chairman and the Chief Financial Officer of the Company. A shareholder wishing to appoint some other person (who need not be a shareholder) to represent him at the Meeting has the right to do so, either by inserting such person's name in the blank space provided in the form of proxy and striking out the two printed names or by completing another form of proxy. A proxy will not be valid unless the completed and signed form of proxy is received by Computershare Trust Company of Canada, 4th Floor - 510 Burrard Street, Vancouver, British Columbia, V6C 3B9, by 5:00 p.m. of the last business day (excluding Saturdays, Sundays and holidays) preceding the day of the Meeting or any adjournment thereof, or is delivered to the Chairman of the Meeting prior to the commencement of the Meeting or any adjournment thereof.

Pursuant to Section 148(4) of the Canada Business Corporations Act (the "CBCA"), a shareholder who has given a proxy may revoke it by an instrument in writing executed by the shareholder or by the shareholder's attorney authorized in writing or, where the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to the registered office of the Company, 2800 - 666 Burrard Street, Vancouver, British Columbia, V6C 2Z7, at any time up to and including the last business day preceding the day of the Meeting, or if adjourned, any reconvening thereof, or to the Chairman of the Meeting on the day of the Meeting or, if adjourned, any reconvening thereof or in any other manner provided by law. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

VOTING OF SHARES REPRESENTED BY PROXY AND DISCRETIONARY POWERS

Shares represented by proxies may be voted by the proxyholder on a show of hands, except where the proxyholder has conflicting instructions from more than one shareholder, in which case such proxyholder will not be entitled to vote on a show of hands. In addition, shares represented by proxies will be voted on any poll. In either case, where a choice with respect to any matter to be acted upon has been specified in the proxy, the shares will be voted or withheld from voting in accordance with the specification so made.

WHERE NO CHOICE HAS BEEN SPECIFIED BY THE SHAREHOLDER IN THE PROXY WITH RESPECT TO ANY MATTER TO BE ACTED UPON, SUCH SHARES WILL BE VOTED IN FAVOUR OF EACH MATTER.

The enclosed form of proxy when properly completed and delivered and not revoked confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting. In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgement on such matters or business. At the time of the printing of this Management Proxy Circular, the management of the Company knows of no such amendment, variation or other matter which may be presented to the Meeting.

RECORD DATE AND RIGHT TO VOTE

The record date for the determination of shareholders entitled to receive notice of the Meeting has been fixed at May 16, 2002. Every shareholder of record at the close of business on May 16, 2002 will be entitled to vote either in person or by proxy at the Meeting or any adjournment thereof.

A person duly appointed under an instrument of proxy will be entitled to vote the shares represented thereby only if the proxy is properly completed and delivered in accordance with the requirements set out under the heading "APPOINTMENT AND REVOCATION OF PROXIES" and has not been revoked.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of May 16, 2002, the Company has issued and outstanding 8,894,235 fully paid and non-assessable Common shares, each share carrying the right to one vote. THE COMPANY HAS NO OTHER CLASSES OF VOTING SECURITIES.

To the knowledge of the directors and senior officers of the Company, the only persons or companies who beneficially own, directly or indirectly, or exercise control or direction over shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company are(1):

          Name                      Approximate Number of Shares      Percentage
   --------------------------       ----------------------------      ----------
   Kern Capital Management(2)             1,182,100                      13.29%
   -------------------------
   Notes:
   (1)  Table excludes shares registered in the names of clearing agencies.
   (2)  Represents shares owned by shareholder as at February 14, 2002.

ELECTION OF DIRECTORS

The Board of Directors presently consists of six directors. It is intended to determine the number of directors at six and to elect six directors for the ensuing year. See "Corporate Governance - Composition of the Board".

The term of office of each of the present directors expires at the Meeting. The persons named below will be presented for election at the Meeting as management's nominees and the persons named in the accompanying form of proxy intend to vote for the election of these nominees. Management does not contemplate that any of these nominees will be unable to serve as a director. Each director elected will hold office until the next annual meeting of shareholders of the Company or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the By-laws of the Company, or the provisions of the CBCA. Pursuant to Section 171 of the CBCA, the Company is required to have an Audit Committee. As at the date hereof, the members of the Audit Committee are Terrence P. McGarty, Peter Ciceri and David
R. Van Valkenburg. See "Corporate Governance - Audit Committee".

The following table sets out the names of the nominees for election as directors, the country in which each is ordinarily resident, all offices of the Company now held by each of them, their principal occupations, the period of time for which each has been a director of the Company, and the number of Common shares of the Company or any of its subsidiaries beneficially owned by each, directly or indirectly, or over which control or direction is exercised, as at the date hereof.

                                                                                                       Date of           Shares
     Name, Position and                        Principal Occupation or Employment(1)              Appointment as a       Owned(1)
  Country of Residence (1)                                                                        Director of the
                                                                                                      Company
----------------------------------------------------------------------------------------------------------------------------------
Erik Dysthe                        Chief Executive Officer of the Company from March 2001          September 1995        374,894
Director, Chairman, President      to present and from 1995 to 1998; President of the Company
and Chief Executive Officer of     from March 2002 to present, Chairman of the Company from
the Company                        1995 to present.
Resident of Canada

Terrence P. McGarty                Chairman and Chief Executive Officer, Zephyr                    December 1995           1,170
Director                           Telecommunications Inc., 1998 to present; Chairman & Chief
Resident of the United States      Executive  Officer,  The Telmarc Group Inc., 1992 to 1998.

Robert C. Harris, Jr.              Senior Managing Director, Bear, Stearns & Co. Inc., 1997 to     December 1995          50,330
Director                           present; Managing Director, Unterberg Harris, 1989 to 1997.
Resident of the United States

Marc Rochefort                     Senior Partner, Desjardins Ducharme Stein Monast, General          May 1996             1,430
Director                           Partnership, Barristers & Solicitors, 1993 to present.
Resident of Canada

Peter Ciceri                       Executive-in-residence, University of British Columbia,           June 2001               Nil
Director                           Faculty of Commerce from 2001 to present; President of
Resident of Canada                 Rogers Telecom, Inc. from 2000 to 2001; President and
                                   Managing Director of Compaq Canada Ltd. and  Vice-President
                                   Compaq Canada Corporation (US) from 1996 to 2000.

David R. Van Valkenburg            Chairman, Balfour Associates from 2000 to  present; Executive     June 2001            15,000
Director                           Vice President, MediaOne Group, Inc., 1999 to 2000;
Resident of the United States      Executive Vice President, MediaOne International, 1996 to 1999.
----------------------------------------------------------------------------------------------------------------------------------
Notes:
(1)  The  information  as to country of  residence,  principal  occupation,  and shares  beneficially owned is not within the knowledge of the management of the  Company  and  has  been  furnished  by the  respective  nominees.  The principal  occupation  or employment of the directors are for the past five years.  Share  information  does not include  Common  shares  issuable upon exercise of options.


EXECUTIVE COMPENSATION

Report of the Compensation Committee

The Company's compensation program for all executive officers is administered by the Compensation Committee of the Board of Directors. From January 1, 2001 until June 28, 2001, the Compensation Committee was composed of two non-employee directors and Kenneth Miller, who served as the Company's Chief Executive Officer (CEO) until March 26, 2001. Since June 28, 2001, the Compensation Committee has been composed of three non-employee directors. During fiscal 2001, the compensation of Erik Dysthe, the Chairman (and since March 26, 2001 the CEO of the Company and since March 15, 2002 the President of the Company), Kenneth Miller, the CEO of the Company until March 26, 2001, Robert G. Cruickshank, the President and Chief Operating Officer (COO) of the Company until April 20, 2002, and Gerald F. Chew, the President and COO of the Company from April 24, 2001 to March 15, 2002, was determined by the Compensation Committee.

Objectives

The primary objectives of the Company's executive compensation program are to enable the Company to attract, motivate and retain outstanding individuals and to align their success with that of the Company's shareholders through the achievement of strategic corporate objectives and creation of shareholder value. The level of compensation paid to an individual is based on the individual's overall experience, responsibility and performance. The Company's executive compensation program consists of a base salary, performance bonuses and stock options. The Company furnishes other benefits to certain of its officers and other employees.

Executive Salaries

Salary ranges for Mr. Dysthe and the other senior executives are based on salaries paid by major Canadian technology companies for positions similar in magnitude, scope and complexity. Companies used for competitive benchmarking are selected based on business similarity and size. The Compensation Committee reviews the salary of these senior executives annually and makes adjustments within the salary range in order to maintain a competitive position within this marketplace. Mr. Dysthe's compensation is subject to the same annual review, peer position comparisons, and evaluation criteria that are applied to the compensation of the Company's other senior executives. Special emphasis is placed by the Compensation Committee on the performance of the Mr. Dysthe with respect to the creation of shareholder value. Erik Dysthe, Gerald F. Chew, Robert G. Cruickshank and Kenneth R. Miller each had variable components to their compensation in the past financial year based on certain performance criteria. With respect to compensation for executive officers other than these four executives described above, the Board of Directors reviewed a compensation proposal prepared by the Chairman and CEO and the President and COO, and approved by the Compensation Committee.

Annual Incentives

For the senior executives of the Company, it is the Compensation Committee's policy to tie annual incentive compensation to corporate results and individual performance. The annual incentive amount payable to the senior executives is based entirely or in part on specific objective performance measures. These are the key performance criteria that indicate whether or not, and to what degree, annual objectives have been achieved by the Company as a whole. These targets are reviewed annually. The maximum bonuses payable to senior executives pursuant to the Company's annual incentive plan are up to 80% of base salary.

Long-Term Incentives

The Company also grants stock options to senior executives as a long-term incentive intended to retain and motivate the senior executives into taking actions that enhance shareholder value. The Company's stock option plan serves to bind the interests of the senior executives, and thereby reward teamwork and co-operation. Under the plan, options for the purchase of common shares of the Company may be granted by the Board on the recommendation of the Compensation Committee to key executive personnel at prices equal to the market price of the common shares on the date that the options are granted. Market price is defined as the closing price as reported for the business day immediately preceding the grant date on the TSX, or in the case of US-based executives, Nasdaq. The number of options issued to each senior executive is based on guidelines established by the Compensation Committee as well as industry benchmarks. The options are exercisable during a period not exceeding five years from the date of grant and usually vest over a three or four year period.

Chief Executive Officers and Executive Officers

There are currently 16 executive officers of the Company. For purposes of this section, "executive officer" of the Company means an individual who at any time during the year was the Chairman or a Vice-Chairman of the board of directors, where such person performed the functions of such office on a full-time basis; the President; any Vice-President in charge of a principal business unit such as sales, finance or production; any officer of the Company or of a subsidiary of the Company; and any other person who performed a policy-making function in respect of the Company.

Employment Agreements

The Company has entered into employment agreements with each of its Named Executive Officers (as hereinafter defined), providing for base salaries and incentive plan bonuses as approved by the Board of Directors of the Company, medical and dental benefits and reimbursement for certain expenses approved by the Company.

Termination Arrangements

The Company may terminate any of its officers for cause without any payment of any kind of compensation, except for such compensation earned to the date of such termination. The Company may terminate any of its officers without cause by giving notice and upon payment of all salary and bonuses owing up to the date of termination and a lump sum termination payment equal to amounts ranging up to two times base annual salary and current bonus. Any officer may terminate his or her employment with the Company at any time by giving four, or in certain cases, eight weeks written notice, to the Board of Directors of the Company. The employment agreements of certain officers, including Mr. Dysthe, provide that in the event of a takeover or change of control of the Company, they may elect to terminate their employment and receive, in addition to compensation earned to the date of their termination, a lump sum payment equal to their annual base salary, or in the case of one senior officer, two times his annual base salary. The Company's employment agreements with certain of its officers also provide for the acceleration of options in the event of termination without cause, and in certain cases, in the event of a takeover or change in control of the Company.

Pension Arrangements

The Company and its subsidiaries do not have any pension arrangements in place for the Named Executive Officers or any other officers.

Summary Compensation Table

The following table sets forth all compensation paid during the fiscal years ended December 31 2001, 2000 and 1999 in respect of each individual who, at any time during fiscal 2001, served as the Company's Chief Executive Officer, the four most highly compensated executive officers for fiscal 2001 who were serving as executive officers as at December 31, 2001 and two individuals who would have been among the foregoing but for the fact that such individuals were not employed by the Company at December 31, 2001 (collectively "Named Executive Officers"):

------------------------------------------------------------------------------------------------------------------------
                                                                                                            Long Term
                                                                     Annual Compensation                   Compensation
                                                            -------------------------------------             Awards
                                                                                                      ------------------
                                                                                      Other Annual      Securities Under
                                          Years Ending      Salary        Bonus       Compensation          Options
Name and Principal Position               December 31       (US$)         (US$)           (US$)               (#)
------------------------------------------------------------------------------------------------------------------------
Erik Dysthe                                   2001         123,011             -           N/A               10,000
Chairman & Chief Executive Officer            2000          25,953(1)          -           N/A                3,000
                                              1999         134,686             -           N/A                  nil

Kenneth R. Miller (2)                         2001          57,007        15,636           N/A               65,000
Chief Executive Officer                       2000         203,879        24,465           N/A              100,000
                                              1999         185,460        29,674           N/A                  Nil

Robert G. Cruickshank(3)                      2001          65,565        13,646       390,903(4)            25,000
President and Chief Operating Officer         2000         177,931        21,352           N/A               25,000
                                              1999         157,641        25,897           N/A               25,000

David Haak                                    2001         134,000        81,241           N/A                5,000
Vice President Sales, Americas                2000         120,000        81,568           N/A                  Nil
                                              1999         120,000        10,000           N/A               15,000

Gene Mastro                                   2001         246,090       106,173           N/A               10,000
Senior Vice President, Sales                  2000         190,000        17,100           N/A                  Nil
                                              1999         166,397       237,625           N/A               35,000

Richard S. Waidmann(5)                        2001         140,000         8,400             -                    -
Executive Vice President, Hosting and         2000         100,770         8,400             -                    -
IT Services                                   1999          52,000             -             -                    -

Eric Y. Miller(5)                             2001         140,000         8,400             -                    -
Senior Vice President, Hosting and IT         2000         108,846         8,400             -                    -
Services                                      1999          80,304             -             -                    -
------------------------------------------------------------------------------------------------------------------------
Notes:
(1)  Represents  compensation received by Mr. Dysthe in his capacity as Chairman of the Board and a director of the Company.
(2)  Excludes  consulting fees paid to a Company  controlled by Mr. Miller.  See
     "Interest  of Insiders  in Material  Transactions"  for  details.  Includes salary earned until Mr. Miller's resignation on March 26, 2001.
(3)  Includes  salary earned until Mr.  Cruickshank's  resignation  on April 20,
     2001.
(4)  Represents severance paid to Mr. Cruickshank in April 2001.
(5)  Includes   compensation  paid  by  Connectria   Corporation  prior  to  its
     acquisition by the Company on June 1, 2000.

Stock Options

The following table sets forth stock options granted by the Company during the financial year ended December 31, 2001 to any of the Named Executive Officers:

          Option Grants During the Fiscal Year Ended December 31, 2001


                                                                                         Market Value of
                                                       % of Total                          Securities
                                      Securities        Options                            Underlying
                                         Under         Granted to       Exercise or      Options on the      Expiration Date
                                        Options       Employees in       Base Price      Date of Grant
Name                                   Granted(#)      Fiscal Year     (US$/Security)    (US$/Security)
-----------------------------------------------------------------------------------------------------------------------------
Erik Dysthe                             10,000             1.7%            $5.43             $5.43           March 19, 2006
Chairman & Chief Executive Officer

Kenneth R. Miller                       65,000            11.0%            $4.32             $4.32           April 30, 2003
Chief Executive Officer

Robert G. Cruickshank                   25,000             4.2%            $4.32             $4.32           April 30, 2003
President and Chief Operating
Officer

David Haak                               5,000             0.8%            $3.00             $3.00           August 22, 2006
Vice President Sales, Americas

Gene Mastro                             10,000             1.7%            $3.00             $3.00           August 22, 2006
Senior Vice President, Sales

Richard S. Waidmann                        Nil             Nil               Nil               Nil                       Nil
Executive Vice President, Hosting
and IT Services

Eric Y. Miller                             Nil             Nil               Nil               Nil                       Nil
Senior Vice President, Hosting
and IT Services
-----------------------------------------------------------------------------------------------------------------------------

The following table sets forth details of each exercise of stock options during the fiscal year ended December 31, 2001 by any of the Named Executive Officers, and the fiscal year end value of unexercised options on an aggregate basis:

           Aggregated Options Exercised During the Fiscal Year Ended December 31, 2001 and Fiscal Year-End Option Values
--------------------------------------------------------------------------------------------------------------------------------
                                                                            Unexercised Options
                                                                               At FY-End (#)        Value of Unexercised in the
                                         Securities       Aggregate             Exercisable/          Money-Options at FY-End
                                         Acquired on    Value Realized         Unexercisable             (US$) Exercisable/
       Name                              Exercise (#)        ($)                                          Unexercisable(1)
--------------------------------------------------------------------------------------------------------------------------------
Erik Dysthe                                  Nil             Nil              70,124 (exercisable)      $0 (exercisable)
Chairman & Chief Executive Officer                                               376 (unexercisable)    $0 (unexercisable)

Kenneth R. Miller                            Nil             Nil              65,000 (exercisable)      $0 (exercisable)
Chief Executive Officer                                                          nil (unexercisable)    $0 (unexercisable)

Robert G. Cruickshank                        Nil             Nil              25,000 (exercisable)      $0 (exercisable)
President and Chief Operating Officer                                            nil (unexercisable)    $0 (unexercisable)

David Haak                                   Nil             Nil              16,944 (exercisable)      $0 (exercisable)
Vice President Sales, Americas                                                 5,000 (unexercisable)    $2,550 (unexercisable)

Gene Mastro                                  Nil             Nil              40,722 (exercisable)      $0 (exercisable)
Senior Vice President, Sales                                                  17,778 (unexercisable)    $5,100 (unexercisable)

Richard S. Waidmann                          Nil             Nil             137,450 (exercisable)      $431,593 (exercisable)
Executive Vice President, Hosting and                                            nil (unexercisable)    $0 (unexercisable)
IT Services

Eric Y. Miller                               Nil             Nil              68,725 (exercisable)      $215,797 (exercisable)
Senior Vice President, Hosting and IT                                            nil (unexercisable)    $0 (unexercisable)
Services
--------------------------------------------------------------------------------------------------------------------------------
     Notes:
     (1)  Based on Nasdaq closing price of US$3.51 on December 31, 2001.
     (2)  Includes  options  to  purchase  common  shares  within 60 days  after
          December 31, 2001.


Submitted by the Compensation Committee:

Robert C. Harris, Jr., Chairman
Marc Rochefort
David R. Van Valkenburg


COMPENSATION OF DIRECTORS

During the past fiscal year, the Company paid its outside directors a meeting stipend of US$2,500 for each board meeting they attended in person and US$1,000 for certain committee meetings. During the financial year ended December 31, 2001, the directors of the Company received aggregate cash compensation of US$55,500 for their services. The Directors were also reimbursed for actual expenses reasonably incurred in connection with the performance of their duties as Directors.

Directors were also eligible to receive stock options issued pursuant to the Company's Stock Option Plan and in accordance with rules and policies of The Toronto Stock Exchange. On March 19, 2001, two Directors were each granted options to acquire 15,000 common shares and one Director was granted options to acquire 30,000 common shares. All March 19, 2001 stock options were granted at an exercise price of US$5.31 per share with immediate vesting. On June 28, 2001, two Directors were each granted options to acquire 3,000 common shares; one Director was granted options to acquire 7,375 common shares; one Director was granted options to acquire 15,000 common shares; and one Director was granted options to acquire 30,000 common shares. All June 28, 2001 stock options were granted at an exercise price of US$4.39/CDN$6.51 per share, vest over three years and are subject to the grantee being a Director on the date of vesting.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

No director, executive officer, senior officer, proposed nominee for election as a director or associate or affiliate of any such director, senior officer or proposed nominee, is currently, or at any time during the financial year ended December 31, 2001 has been, indebted to the Company or its subsidiaries.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Management Proxy Circular, no insider, proposed nominee for election as a director, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any transaction or proposed transaction since the commencement of the Company's 2001 fiscal year which has materially affected or would materially affect the Company or any of its subsidiaries.

In March 2001, the Company retained 535760 B.C. Ltd., a private company controlled by Kenneth R. Miller, the former CEO of the Company, to provide consulting services to the Company related to corporate development activities. During the year ended December 31, 2001, the Company paid to 535760 B.C. Ltd. consulting fees in the amount of US$205,000.

During the year ended December 31, 2001, the Company retained Gerald Chew, then an outside director of the Company, to provide consulting services to the Company related to corporate development activities. During the year ended December 31, 2001, the Company paid Mr. Chew consulting fees in the amount of US$75,000.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

As at May 16, 2002, the Company had in force Directors' and Officers' Liability Insurance policies in the amount of US$10,000,000 for the benefit of the directors and officers of the Company and its subsidiaries. The total amount of the premiums paid by the Company for the policies in effect for the fiscal year ended December 31, 2001 was US$214,925. No portion of these premiums were paid by the directors and officers of the Company. The policies provide for no deductible for any loss in connection with claims against a director or officer and deductibles of US$200,000 for claims relating to violations of United States securities laws and US$50,000 for other claims resulting in a loss for the Company.

PERFORMANCE GRAPH

The Company's  Common  shares  commenced  trading on The Toronto Stock  Exchange
(TSX) on December 20, 1995. Trading on The Nasdaq National Market commenced on November 26, 1996.

The following graph shows the cumulative total shareholder return on a $100 investment in MDSI shares for the five most recently completed fiscal years compared with the cumulative total return of the S&P/TSX Composite Index (formerly, the TSE 300 Index) over the same period. The graph assumes reinvestment of all dividends.

                COMPARISON OF FIVE-YEAR CUMMULATIVE TOTAL RETURN
                 BETWEEN THE COMPANY AND S&P/TSX COMPOSITE INDEX


              [TABLE BELOW SHOWS DATA FROM WHICH GRAPH WAS GENERATED]


Year Ended December 31         1996      1997       1998       1999      2000       2001
----------------------         ----      ----       ----       ----      ----       ----
S&P/TSX Composite Index        100      113.03     109.43     141.96    150.73     129.72
MDSI                           100      125.58     127.91     172.10     53.49      26.19


CORPORATE GOVERNANCE

Mandate of the Board

The mandate of the Board of Directors is to supervise the management of the business and affairs of the Company. In fulfilling its mandate, the Board is responsible for, among other things:

(a)  adoption of a strategic planning process;
(b) identification of the principal risks of the Company's business and ensuring the implementation of the appropriate systems to manage these risks;
(c) succession planning for the Company including appointing, training and monitoring senior management;
(d)  a communications policy for the Company; and
(e) the integrity of the Company's internal control and management information systems.

The Board of Directors are kept informed of the Company's operations at meetings of the Board and its committees, and through reports and analysis by, and discussions with, management. The Board of Directors meets on a regularly scheduled basis. The frequency of meetings of the Board depends upon the state of the Company's affairs and the opportunities or risks which the Company faces. In addition to the four regularly scheduled meetings of the Board held in 2001, the Board met on six occasions, in person or by telephone conference, to deal with new issues. In addition, communications between the directors and management occur apart from regularly scheduled board and committee meetings.

Committees of the Board of Directors

The Board of Directors has established three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee. Each of these committees has been delegated certain responsibilities and has been instructed to perform certain advisory functions and either make certain decisions or recommendations and report to the board of directors.

Audit Committee

The Audit Committee reviews the annual and interim financial statements of the Company and certain other public disclosure documents required by regulatory authorities and makes recommendations to the Board with respect to such statements and documents. The Committee also makes recommendations to the Board regarding the appointment of independent auditors, reviews the nature and scope of the annual audit as proposed by the auditors and management, reviews with management the risks inherent in the Company's business and risk management programs relating thereto and assesses the auditors' performance. The Committee also reviews with the auditors and management the adequacy of the internal accounting control procedures and systems within the Company. The Audit Committee is composed of three directors, Terrence P. McGarty, Peter Ciceri and David R. Van Valkenburg, all of whom are unrelated directors.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for monitoring and assessing the corporate governance systems in place in the Company. The Committee also monitors the Company's corporate disclosure policy and business conduct policy for its directors and officers as well as the effectiveness of the Board, its size and composition, its committees and the individual performance of its directors. The Committee is also responsible for identifying and recommending potential appointees to the Board. The Committee further ensures that an annual strategic planning process and review is carried out and periodically reviews the directors and officers third party liability insurance to ensure adequacy of coverage. The Committee also approves an appropriate orientation and education program for new recruits to the Board of Directors. The Corporate Governance and Nominating Committee is currently composed of five directors, Marc Rochefort, Robert C. Harris, Jr., Terrence P. McGarty, Peter Ciceri and David R. Van Valkenburg, all of whom are unrelated directors.

Compensation Committee

The mandate of the Compensation Committee is to ensure the ongoing and long-term development and deployment of high caliber senior management resources. The Committee also ensures that compensation policy and practice is supportive of the Company's business strategies and that the relationship between senior management performance and compensation is appropriate. The Committee is also charged with administering the Stock Option Plan and the Stock Purchase Plan of the Company. The Committee reviews human resource matters with emphasis on overall strategy and programs relating to recruitment, development and continuity of personnel as well as the succession of senior management. The Compensation Committee is composed of three directors, Robert C. Harris, Jr., Marc Rochefort and David R. Van Valkenburg, all of whom are unrelated directors.

Disclosure of Corporate Governance Policies

The Toronto Stock Exchange requires that each listed corporation disclose the corporation's policies with respect to corporate governance. The disclosure must be made with reference to the guidelines (the "TSX Guidelines") contained in the final report of the TSX Committee on Corporate Governance. The TSX Guidelines address matters such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees and the effectiveness and education of board members.

The Company's Board of Directors and senior management consider good corporate governance to be central to its effective and efficient operation. The disclosure required by the TSX is set out in a table attached as Appendix A to this proxy circular.

Independence of the Board. The TSX Guidelines focus on the constitution and independence of corporate boards. Under the TSX Guidelines, an "unrelated" director is a director who is independent of the Company's management and is free from any interest in any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the Company's best interests, other than interests and relationships arising from shareholdings. The TSX Guidelines also distinguish between inside directors (a director who is an officer or employee of MDSI or any of its affiliates) and outside directors.

The directors have examined the relevant definitions in the TSX Report and have individually considered their respective interests and relationships in and with the Company. As a consequence, the Board has determined that of its six proposed directors, five are unrelated directors and one is a related director. Mr. Dysthe is an "inside director" (i.e. directors who are officers and/or employees of the Company or any of its affiliates) and is, by definition, a "related director. The Board considers its current size of six directors to be appropriate at the current time.

Lead Director. Since the Chairman of the Board is also the Company's President and Chief Executive Officer, the Corporate Governance & Nominating Committee recently considered the appropriateness of appointing a lead director. It concluded that based on the ratio of unrelated directors to related directors, the size of the current Board and each directors' ability to have their concerns addressed, that the Company currently has sufficient safeguards in place to operate independently of management without the need to appoint a lead director at this time. In addition, each Committee of the Board is compromised entirely of members who are unrelated.

Significant Shareholder. The TSX Guidelines recommend that if a company has a "significant shareholder", the Board of Directors should, in addition to having a majority of unrelated directors, include a number of directors who do not have interests in, or relationships with, either the company or the significant shareholder and should be constituted to fairly reflect the investment in the company by shareholders other than the significant shareholder. A "significant shareholder" is defined as a shareholder with the ability to exercise a majority of the votes for the election of directors attached to the outstanding shares of the company. The Company does not have a significant shareholder (as defined).

APPOINTMENT OF AUDITORS

The management of the Company will recommend to the Meeting to appoint Deloitte & Touche as auditors of the Company and to authorize the directors to fix their remuneration. Deloitte & Touche were first appointed auditors of the Company on September 11, 1995.

SPECIAL BUSINESS

          Approval of 2002 Stock Purchase Plan

Effective February 29, 2000 the Company established a share compensation arrangement for its employees known as the 2000 Stock Purchase Plan (the "Purchase Plan"), which was approved by the shareholders on June 21, 2000. The purpose of the Purchase Plan is to provide an incentive to the employees of the Company to continue their involvement with the Company and increase their efforts on its behalf. The Purchase Plan provides for all full- and part-time employees of the Company to purchase the Company's common shares (the "Shares") by payroll deductions up to a maximum of CDN$10,000 per year. Enrollment in the Purchase Plan is voluntary. At the commencement of every MDSI fiscal quarter, a subscription price for the Shares is established by the Company, and thereafter employees wishing to participate in the Purchase Plan enter into a subscription agreement with the Company for Shares. The subscription price is determined by reference to the greater of: (i) the TSX weighted average of Company's common shares for the first five (5) business days in the third month of the most recently completed fiscal quarter of the Company prior to the commencement date of the payroll deduction period, less fifteen percent (15%), or (ii) the TSX average of the Company's common shares on the fifth business day in the third month of the most recently completed fiscal quarter of the Company prior to the commencement date of the payroll deduction period, less fifteen percent (15%).

At the end of each of the Company's fiscal quarters in which an employee has subscribed for Shares, the employee has the following options with respect to his contributions:

(a) Authorize the Company to convert the total contribution to Shares at the previously established subscription price for that quarter, and require the Company to issue such Shares to the employee; or

(b) Authorize the Company to continue to hold the total contribution in trust for that employee to be applied against future purchases of Shares at the subscription price to be established for the future fiscal quarter in which the employee elects to purchase the Shares, as instructed by the employee from time to time.

The Purchase Plan has two components: employees can purchase Shares either through the "MDSI Purchase Plan" or the BC Government's Employee Share Purchase Program (the "ESOP"). The MDSI Purchase Plan provides for all employees to purchase Shares in the Company through payroll deduction. All shares purchased by employees under this part of the Plan are subject to a six-month hold period from the date the Shares are issued. The ESOP provides for employees who are residents of British Columbia to purchase Shares through payroll deduction and receive provincial tax credits. All Shares purchased by employees under the ESOP will be governed by the rules of the Employee Investment Act of British Columbia and are subject to a three-year hold period from the date the Shares are issued.

The Purchase Plan terminates on the earlier of February 28, 2010 and such other date as the Board may determine. The Purchase Plan is administered by the Compensation Committee. All decisions of the Compensation Committee are approved by its members on a majority vote basis and are binding and conclusive for all purposes and upon all persons.

The maximum number of shares reserved for issuance under the Purchase Plan is 100,000 Shares. Between the period February 29, 2000 to February 28, 2002, 97,186 common shares were issued by the Company to its employees pursuant to the Purchase Plan. Once issued, these common shares are not available to be re-issued until re-authorized by the Company and its shareholders. Accordingly, on February 28, 2002 the Company, subject to shareholder and regulatory approval, reserved for issuance 100,000 Shares (the "Replacement Shares") under the Purchase Plan to replace those Shares issued during the foregoing period under the Purchase Plan and its predecessors and to provide for an aggregate of 100,000 Shares being available for issuance. As a result of this change, the Purchase Plan has been re-named the 2002 Stock Purchase Plan and its expiry date has been extended until February 28, 2012.

A full copy of the 2002 Stock Purchase Plan will be available at the Meeting for review by Shareholders. Shareholders may also obtain a copy of the 2002 Stock Purchase Plan from the Company prior to the Meeting, on request.

          Shareholder Approval

Management will be asking shareholders to approve the 2002 Stock Purchase Plan and the number of shares reserved for issuance under it, including the Replacement Shares. The rules of the TSX provide that where a proposed share compensation arrangement, together with all of a company's other previously established or proposed share compensation arrangements, could result, at any time, in:

(a) the number of shares reserved for issuance pursuant to stock options granted to insiders exceeding 10% of the company's issued and outstanding share capital;
(b) the issuance to insiders, within a one-year period, of a number of shares exceeding 10% of the company's issued and outstanding share capital; or
(c) the issuance to any one insider and such insider's associates, within a one-year period, of a number of shares exceeding 5% of the company's issued and outstanding share capital;

then the share compensation arrangement must be approved by a majority of the votes cast at the shareholders' meeting other than votes attaching to securities beneficially owned by:

(d) insiders to whom shares may be issued pursuant to the share compensation arrangement; and
(e)  associates of persons referred to in sub-paragraph (d).

This is referred to as a "disinterested shareholder" vote. Since the aggregate number of shares reserved for issuance under the 2002 Stock Purchase Plan, together with the aggregate number of shares reserved for issuance under the Company's current Stock Option Plan, may exceed the limits as set out above, the policy of the TSX requires the Company to obtain approval of the 2002 Stock Purchase Plan by the disinterested shareholders, as a group. The following resolutions will be put to the shareholders for a vote. To the best knowledge of management, as of May 16, 2002, insiders eligible to participate in the 2002 Stock Purchase Plan and their associates beneficially own a total of 665,581 common shares of the Company.

"IT IS HEREBY RESOLVED BY ORDINARY RESOLUTION OF THE SHAREHOLDERS OF THE COMPANY
THAT:

1. the Company be authorized to allot and issue the Replacement Shares pursuant to the 2002 Stock Purchase Plan, subject to the terms and conditions of the 2002 Stock Purchase Plan;

2. the Compensation Committee be authorized to make such amendments to the 2002 Stock Purchase Plan from time to time, as may, in its discretion, be considered appropriate, provided always that such amendments be subject to the approval of all applicable regulatory authorities; and

3. any one director or officer of the Company be and he is hereby authorized and directed to perform all such acts, deeds and things, and execute under the seal of the Company, if applicable, all such documents and other writings as may be required to give effect to the true intent of all of the foregoing resolutions."

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Management of the Company knows of no matters to come before the Meeting other than those referred to in the Notice of Meeting accompanying this Management Proxy Circular. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the form of proxy accompanying this Management Proxy Circular to vote the same in accordance with their best judgement of such matters.

GENERAL

All matters referred to herein for approval by the shareholders require a simple majority of the shareholders voting (disinterested, where applicable), in person or by proxy, at the Meeting.

ADDITIONAL INFORMATION

The Company will provide to any person or company one copy of any of the following documents:

(a) the latest annual information form of the Company, together with any document, or the pertinent pages of any document, incorporated therein by reference, filed with the applicable regulatory authorities;

(b) the comparative financial statements of the Company for its most recently completed financial year in respect of which financial statements have been issued together with the accompanying report of the auditor and any interim financial statements of the Company, filed with the applicable regulatory authorities subsequent to the filing of the annual financial statements; and

(c) the management proxy circular of the Company in respect of its most recent annual meeting of shareholders that involved the election of directors, filed with the applicable regulatory authorities.

Copies of the above documents will be provided free of charge to shareholders of the Company upon request to the Corporate Secretary at the Company's head office: 10271 Shellbridge Way, Richmond, British Columbia, V6X 2W8, telephone number: 604 207 6000; facsimile number: 604 207 6060.

Any shareholder who intends to present a proposal at the Company's 2003 annual meeting of shareholders must send the proposal to the Company's Corporate Secretary at the above address. In order for the proposal to be included in the Company's proxy materials sent to the shareholders, it must be received by the Company no later than February 17, 2003 and must comply with the requirements of section 137 of the CBCA. The Company is not obligated to include any shareholder proposal in its proxy materials for the 2003 annual meeting if the proposal is received after the February 17, 2003 deadline.

DIRECTORS' APPROVAL

The contents and sending of this Management Proxy Circular have been approved by the Directors of the Company.

DATED at Richmond, British Columbia, this 16th day of May, 2002.

                               BY ORDER OF THE BOARD OF DIRECTORS


                               /s/ Erik Dysthe
                               Erik Dysthe
                               Chairman, President and Chief Executive Officer